Exhibit 5.1

January 13, 2022

Sonoma Pharmaceuticals, Inc.

645 Molly Lane, Suite 150

Woodstock, Georgia, 30189

Re: Registration Statement on Form S-8

Members of the Board of Directors:

We have acted as counsel to Sonoma Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended, of an aggregate of 1,167,432 shares (the “Shares”) of its common stock, par value $0.0001 (the “Common Stock”). The Shares consist of: (i) 167,432 shares registered and issuable under the Sonoma Pharmaceuticals, Inc. 2016 Equity Incentive Plan; and (ii) 1,000,000 shares registered and issuable under the Sonoma Pharmaceuticals, Inc. 2021 Equity Incentive Plan. This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the Company’s Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, as amended, both as currently in effect and such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we deemed relevant, and the Registration Statement and the exhibits thereto.

In my examination, we have assumed the genuineness of all signatures, the legal capacities of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of Common Stock will be available for issuance when the Shares are issued.

Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized by the Company and (ii) the Shares, when issued in accordance with (a) the terms and conditions of the Sonoma Pharmaceuticals, Inc. 2016 Equity Incentive Plan and (b) the terms and conditions of the Sonoma Pharmaceuticals, Inc. 2021 Equity Incentive Plan, as applicable, will be validly issued, fully paid and non-assessable shares of Common Stock.

Our opinion is limited to the Delaware General Corporation Law and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. This opinion is limited to the matters stated herein. We disavow any obligation to update this opinion or advise you of any changes in our opinion in the event of changes in the applicable laws or facts or if additional or newly discovered information is brought to our attention.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ BURNS & LEVINSON LLP

BURNS & LEVINSON LLP